UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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I-FLOW CORPORATION
20202 Windrow Drive
Lake Forest, California 92630
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2006
Dear I-Flow Corporation Stockholder:
      On Thursday, May 25, 2006, I-Flow Corporation will hold its annual meeting of stockholders at the Westin South Coast Plaza, 686 Anton Boulevard, Costa Mesa, California 92626. The meeting will begin at 9:30 a.m. local time.
      Only stockholders of record at the close of business on April 4, 2006 may vote at this meeting or any adjournments or postponements that may take place. At the meeting, our stockholders will consider the following actions:

1. To elect two Class I directors to the board of directors to serve until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To attend to any other business properly presented at the meeting and any adjournments or postponements of the meeting.
      The foregoing items of business are more fully described in the proxy statement that is attached to and a part of this notice. Our board of directors recommends that you vote FOR the two director nominees and FOR the other proposal.

By order of the board of directors,

Donald M. Earhart
Chairman of the Board of Directors,
President and Chief Executive Officer
Lake Forest, California
April 6, 2006
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to our corporate Secretary or by filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

PROXY STATEMENT 2006 ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT FEES
BOARD COMMITTEES, MEETINGS AND RELATED MATTERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

I-FLOW CORPORATION
20202 Windrow Drive
Lake Forest, California 92630
PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
      Your proxy is solicited by the board of directors of I-Flow Corporation for use at our 2006 annual meeting of stockholders to be held at 9:30 a.m. on Thursday, May 25, 2006, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and accompanying form of proxy will be first mailed to our stockholders on or about April 10, 2006. Our principal address is 20202 Windrow Drive, Lake Forest, California 92630. The annual meeting will be held at the Westin South Coast Plaza, 686 Anton Boulevard, Costa Mesa, California 92626.
Solicitation of Proxies
      We will bear the cost of the solicitation of proxies. We and our employees may solicit proxies in person or by telephone, facsimile, telegraph or cable. Our employees will not receive any additional compensation for such solicitation. We will request brokers and other persons holding stock in their names or in the names of their nominees to forward proxies and proxy material to the beneficial owners of our common stock and we will reimburse them for the expenses incurred in so doing.
Record Date and Voting Rights
      Only stockholders of record at the close of business on the record date, April 4, 2006, are entitled to notice of, and to vote at, the annual meeting. As of April 4, 2006, there were 23,291,251 shares of our common stock outstanding held by 288 stockholders of record and approximately 7,500 stockholders who do not hold shares in their own name. Shares of our common stock each have one vote per share. A majority of our common stock outstanding on the record date and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock with respect to which the holders are present in person at the annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at the annual meeting for purpose of determining whether a quorum exists. Broker non-votes will also be counted as present for purposes of determining whether a quorum exists.
      In voting for directors, the two candidates receiving the highest number of votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. To be successful, Proposal 2 will require the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the annual meeting. For Proposal 2, abstentions will be counted in tabulations of the votes cast on a proposal and will have the same effect as a vote against the proposal, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved.
Proxies
      Unless you otherwise direct in your proxy, each proxy will be voted FOR the election of the two director nominees named herein and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If you have appropriately directed how the proxy is to be voted, it will be voted according to your direction. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to our corporate Secretary or by timely filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote the shares represented thereby in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.
PROPOSAL 1
ELECTION OF DIRECTORS
      Our certificate of incorporation provides for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. This year, the term of the directors in Class I expires. Accordingly, two directors will be elected at the annual meeting.
      Our nominees for election as directors at the meeting set forth below are incumbent directors. These nominees have consented to serve as a director if elected and management has no reason to believe that any nominee will be unable to serve. Unless authority to vote for a nominee is withheld in a proxy, shares represented by proxies will be voted for all of the nominees. In the event that any nominee for director becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. Proxies cannot be voted for more than two directors, the number of nominees herein.
Director Nominees
      Each of the persons listed below is nominated for election to Class I of our board of directors, each to serve a three year term ending at the 2009 annual meeting and until their respective successors are elected and qualified. Our board of directors recommends that you vote FOR both of the nominees.
      James J. Dal Porto, 53, has been a director since 1996. Mr. Dal Porto joined us as Controller in October 1989 and was promoted to Treasurer in October 1990, to Vice President of Finance and Administration in March 1991, to Executive Vice President and Chief Financial Officer in March 1993, and to Chief Operating Officer in February 1994. Mr. Dal Porto was appointed Secretary in 2004. From 1984 to 1989, Mr. Dal Porto served as Financial Planning Manager and Manager of Property Accounting and Local Taxation at CalComp, a high technology manufacturing company. Mr. Dal Porto holds a B.S. in Economics from the University of California, Los Angeles and an M.B.A. from California State University, Northridge.
      Jack H. Halperin, Esq., 59, has been a director since 1991. Mr. Halperin is a corporate and securities attorney who has been in private practice since 1988. He was a member of Solinger, Grosz & Goldwasser, P.C. from 1981 to 1987 and then a member of Bresler and Bab from 1987 to 1988.
Continuing Directors

Class II: Currently Serving Until the 2007 Annual Meeting
      Joel S. Kanter, 49, has been a director since 1991. Mr. Kanter has been the President of Windy City, Inc., a privately held investment management firm, since 1986. He is also the former Managing Director of Investor’s Washington Service, a privately held Washington, D.C.-based service that provides advice to institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Mr. Kanter currently serves on the board of directors of the following public companies: Encore Medical Corporation, an orthopedic products manufacturer; Magna-Lab, Inc., a medical products company; Prospect Medical Holdings, Inc., a provider of management services to affiliated independent physician associations; Nesco Industries, Inc., a company that sells high tolerance hydrogels for medical products; and Echo Healthcare Acquisition Corp., a company formed for the purpose of acquiring one or more domestic or international operating businesses in the healthcare industry. Mr. Kanter also currently serves on the board of directors of the following privately held companies: BioHorizons Implant Systems, Inc., a provider of dental implants and related products; Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; Marina Medical, Inc., a provider of medical billing and accounts receivable management services to hospital-based physicians; David Braun Productions, Inc., a provider of children’s television programs; Prescient Medical, Inc., a medical technology company; Modigene, Inc. and Medgenics, Inc., Israel-based biotechnology companies; Systems Impact, Inc., a developer of educational products; United Plant Products, LLC, a manufacturer of organic fertilizer products; XLNT Veterinary Care, Inc., an owner and operator of veterinary clinics and hospitals; Minds Eye Entertainment, Inc., a Canadian film production company; Windy City, Inc., an investment management firm; and the Kanter Family Foundation, an Illinois not-for-profit corporation.
      Erik H. Loudon, 67, has been a director since 1991. Since 1978, Mr. Loudon has been the Director of EHL Investment Services Limited, a privately held company in the British Virgin Islands that provides investment management services for private clients. Mr. Loudon currently serves on the board of directors of the following public investment funds: Blue Chip Selection Luxembourg; Emerge Capital Luxembourg; and Leaf Asset Management Luxembourg. From 1985 to 1989, he was also a director of Sarasin Investment Management, Ltd., a London subsidiary of Sarasin Bank, a private bank based in Switzerland.

Class III: Currently Serving Until the 2008 Annual Meeting
      John H. Abeles, M.D., 61, has been a director since 1985. Dr. Abeles has been the President of MedVest, Inc., a privately held consulting and venture capital firm in the medical products industry, since before 1990. He currently serves on the board of directors of the following public companies: Molecular Diagnostics, Inc., a medical products company; DUSA Pharmaceuticals, Inc., a biopharmaceutical company; Oryx Technology, Inc., a technology development company; and CombiMatrix Corporation, a biotechnology company. He also serves on the board of directors of the following private companies: Alison Raffaele Cosmetics, Inc., a cosmetics company; OM Products Corporation, a consumer products concern; GliaMed, Inc., a biotechnology research and development company; and ProMed Capital Group LLC, a private venture investment concern in Israel-based healthcare technology. Dr. Abeles is on the advisory board of: Prescient Medical, Inc., a privately held medical technology company; Modigene, Inc., an Israel-based biotechnology company; and Mercator Medical Corporation, a privately held medical technology company. He is also general partner of Northlea Partners, Ltd., a privately held family limited partnership.
      Donald M. Earhart, 61, has been a director since 1990 and the chairman of our board of directors since March 1991. Mr. Earhart joined us as President and Chief Operating Officer in June 1990 and has been our Chief Executive Officer since July 1990. Mr. Earhart has over 30 years of experience in the medical products industry. Prior to joining us, from 1986 to 1990, Mr. Earhart was a corporate officer and the President of the Optical Division of Allergan, Inc. Before 1986, he was a corporate officer and Division President of Bausch and Lomb and was an operations manager of Abbott Laboratories. He has also served as an engineering consultant at Peat, Marwick, Mitchell & Co. and as an engineer with Eastman Kodak Company. Mr. Earhart holds a Bachelor of Engineering degree from Ohio State University and an M.B.A. from Roosevelt University.
      Henry Tsutomu Tai, Ph.D., M.D., 63, was a director from 1985 to 1988 and has been a director continuously since 1990. Dr. Tai is the founder of I-Flow Corporation, although he has never been employed by the Company. Since 1977, he has been a practicing consultant in hematology and oncology. Dr. Tai holds a B.A. in Molecular Biology from Harvard University and a Ph.D. in Molecular Biology and an M.D. from the University of Southern California. From 1985 to 1988, Dr. Tai served as the chairman of our board of directors.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The audit committee of our board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Deloitte & Touche LLP has served as our auditor since 1987. Representatives of Deloitte & Touche LLP are expected to be at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Reasons for the Proposal
      Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval. Nonetheless, the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP from our stockholders as a matter of further involving our stockholders in our corporate affairs. If the stockholders do not ratify this selection, the audit committee of the board of directors will reconsider its selection of Deloitte & Touche LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee of our board of directors, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Vote Required and Board Recommendation
      For Proposal 2 to be approved, it must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting. Our board of directors recommends that you vote FOR Proposal 2.
AUDIT FEES
      The following table presents the aggregate fees billed by Deloitte & Touche LLP for services provided during 2005 and 2004:

	2005	2004

Audit Fees	$807,668	$796,183
Audit-Related Fees	—	21,250
Tax Fees	—	—
All Other Fees	—	—

Total	$807,668	$817,433

      Audit Fees. The fees identified under this caption were for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q. The amounts shown also include fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements for the years identified, including $80,000 in connection with our public offering of common stock in 2004.
      Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our financial statements and were not reported under the caption “Audit Fees.” No audit-related fees were paid in 2005. Audit-related fees in 2004 consisted of fees paid for consultation on accounting and reporting standards not arising as part of the audit or reviews.
      Approval Policy. All engagements of the independent registered public accounting firm in 2005 and 2004 were pre-approved by the audit committee. The audit committee has adopted policies and procedures relating to the approval of all services that are to be performed by our independent registered public accounting firm. The pre-approval policy generally provides that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

      From time to time, the audit committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The audit committee may delegate to a subcommittee or a member of the audit committee the authority to approve any services to be provided to us by our independent registered public accounting firm. Any approval of services by a subcommittee or a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.
BOARD COMMITTEES, MEETINGS AND RELATED MATTERS
      During our fiscal year ended December 31, 2005, our board of directors met six times, two of which meetings were telephonic. All directors attended at least 75% of the aggregate total of (i) board meetings and (ii) meetings of the committees on which they served.
Director Independence
      Our board of directors has determined that Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai are “independent” within the meaning of Nasdaq Marketplace Rule 4200(a)(15) and the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”). Neither Mr. Earhart nor Mr. Dal Porto were deemed to be “independent” because each is an executive officer.
Committees of the Board of Directors
      Our board of directors has three standing committees: an audit committee, a compensation committee, and a corporate governance and nominating committee. All directors serving on these committees have been determined by our board of directors to be “independent.” The committees operate under written charters that have been adopted by us, and which are available for viewing by accessing our website at www.iflo.com, then “Investor Relations,” then “Corporate Governance.”
      Audit Committee. It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance; accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; and providing an avenue of communication among the independent registered public accounting firm, our management and our board of directors. The audit committee has the authority to conduct any investigation that it deems appropriate to fulfill its responsibilities, and it has direct access to all of our employees and to the independent registered public accounting firm. The audit committee also has the ability to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.
      The audit committee met 11 times during 2005, and otherwise accomplished its business without formal meetings. The current members of the audit committee are Dr. Abeles, Mr. Halperin and Mr. Kanter. Mr. Kanter is the chairman of the audit committee. Our board of directors has determined that each of Dr. Abeles, Mr. Halperin and Mr. Kanter is “independent” within the meaning of the enhanced director independence standards contained in Nasdaq Marketplace Rule 4350(d) that relate specifically to members of audit committees. Our board of directors has also determined that Mr. Halperin and Mr. Kanter each qualify as an “audit committee financial expert,” as that term is used in Section 401(h)(2) of Regulation S-K. The “Report of the Audit Committee” is included in this proxy statement on page 9.
      Compensation Committee. It is the responsibility of the compensation committee to assist the board of directors to discharge the board of directors’ responsibilities regarding the compensation of our employees and directors. The specific duties of the compensation committee include: making recommendations to the board of directors regarding the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; recommending compensation levels to the board of directors based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to the board of directors regarding our overall compensation structure, policies and programs.
      The compensation committee met seven times in 2005, and otherwise accomplished its business without formal meetings. The current members of the compensation committee are Mr. Halperin, Mr. Loudon and Dr. Tai. Dr. Tai is the chairman of the compensation committee. The “Report of the Compensation Committee” is included in this proxy statement beginning on page 9.
      Corporate Governance and Nominating Committee. It is the responsibility of the corporate governance and nominating committee: to identify qualified individuals to become board members; to consider and make recommendations to the board regarding the composition of the board of directors, its committees and the chairpersons thereof; and to monitor and assess the effectiveness of the board of directors and its committees. The specific duties of the corporate governance and nominating committee include: identifying, screening and recommending to the board of directors candidates for election to the board of directors; evaluating director candidates recommended by our stockholders; monitoring the independence of current directors and nominees; and annually evaluating the performance of the committee and the adequacy of the committee’s charter. The corporate governance and nominating committee met three times in 2005. Each of our non-employee directors (Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai) is a member of the corporate governance and nominating committee. Mr. Halperin is the chairman of the corporate governance and nominating committee.
      Meetings of Non-Management Directors. The non-management members of the board of directors regularly meet without any members of management present during scheduled executive sessions of meetings of the board of directors.
Lead Independent Director
      Our Corporate Governance Guidelines provide for the designation of a “Lead Independent Director.” The Lead Independent Director is elected annually by the independent directors and is responsible for setting the agenda for and presiding over the executive sessions of the independent directors, consulting with the Chairman regarding board meeting agendas, schedules and information flow and any other functions that may be specified to the position. Our Lead Independent Director is currently Mr. Halperin.
Share Ownership Guidelines
      The board of directors has adopted share ownership guidelines to align the interests of the board of directors and senior management with those of our stockholders. Directors and executive and other specified officers are required to retain and hold 50% of the shares they acquire from any equity incentive award granted on or after January 2, 2006 (after subtracting shares sold to pay for option exercise costs, and relevant federal and state taxes which are assumed to be at the highest marginal tax rates) unless, at the time of receipt of the shares, the award holder owns shares (excluding unexercised stock options and unvested stock grants) with a value at or in excess of the following share ownership guidelines: (i) officers and key employees, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer — two times then-current annual base salary; (ii) outside directors — two times then-current annual retainer (excluding supplemental retainers for committee chair service or service as lead independent director). Award holders subject to the share ownership guidelines have until January 2, 2011 to satisfy the share retention rules above. Award holders who become subject to the guidelines after the initial adoption of the policy will have five years to satisfy the share retention requirements. The stock ownership requirements may be waived by the board in rare instances where compliance would create severe hardship or prevent an employee or director from complying with a court order. Employees and directors who fail to achieve their ownership target by the relevant deadline, or to maintain their ownership target following initial achievement, will become ineligible to receive incentive awards under our equity incentive plans until such time as they meet, or, as the case may be, again meet the ownership target.
Code of Conduct
      We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors has reviewed and approved this code. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free telephone hotline. Our code of conduct can be viewed on our website by accessing www.iflo.com, then “Investor Relations,” then “Corporate Governance,” then “Code of Conduct and Ethics Policy.” If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.
Communications with the Board of Directors
      Our stockholders may communicate with our board of directors, a committee of the board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary, I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630. All communications will be compiled by the corporate Secretary and forwarded to the board of directors, the committee or the director accordingly.
Director Nominations
      The corporate governance and nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, stockholders or other persons. Once the committee has identified a prospective nominee, the committee will evaluate the prospective nominee in the context of the then-current constitution of the board of directors and will consider a variety of other factors, including the prospective nominee’s business, finance and financial reporting experience, and attributes that would be expected to contribute to an effective board of directors. The committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The committee does not evaluate stockholder nominees differently than any other nominee.
      Pursuant to procedures set forth in our bylaws, our corporate governance and nominating committee will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame identified in our bylaws, a discussion of which appears below on page 22 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee and information about the nominating stockholder and each nominee. These requirements are detailed in our bylaws, which were attached as an exhibit to our Current Report on Form 8-K filed on August 3, 2001. A copy of our bylaws will be provided upon written request to our corporate Secretary.

Director Attendance at Annual Meetings
      Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. The 2005 annual meeting of stockholders was attended by all of our incumbent directors.
Director Compensation
      Cash Compensation. We compensate our non-employee directors for attending meetings of the board of directors and we reimburse all directors for expenses incurred in traveling to board meetings. Each non-employee director receives $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended telephonically. In addition to meeting attendance fees, we pay each non-employee director a $4,000 quarterly retainer. We also pay the chairman of the audit committee and lead director an annual retainer of $10,000 each and the chairman of the compensation committee an annual retainer of $5,000. These annual retainers are in addition to the non-employee director quarterly retainer. In 2005, the total amount of such fees paid to non-employee directors was $184,000.
      The table below shows the cash amounts paid to each non-employee director for his service in 2005.

			Committee
			Chair/Lead
	Board	Board	Independent		Committee	Total
Director	Retainer Fees	Meeting Fees	Director Fees		Meeting Fees	Amounts Paid

Dr. Abeles	$16,000	$5,000	$—		$10,000	$31,000
Mr. Halperin	16,000	5,000	10,000	(1)	16,000	47,000
Mr. Kanter	16,000	5,000	10,000	(2)	10,000	41,000
Mr. Loudon	16,000	5,000	—		9,000	30,000
Dr. Tai	16,000	5,000	5,000	(3)	9,000	35,000

(1)	Lead Independent Director

(2)	Chairman of the Audit Committee

(3)	Chairman of the Compensation Committee
      Equity Compensation. Directors are also eligible to receive stock options, restricted stock and other stock-based awards pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. Following the approval of proposals considered at the 2002 annual meeting of stockholders, the board of directors terminated the 1992 Non-Employee Director Stock Option Plan, and instead of the pre-determined annual grants under the 1992 Director Plan, each non-employee director is eligible to receive grants of stock options and other stock-based awards at the discretion of the board of directors.
      On January 3, 2005, we granted 10,000 options to purchase common stock to each of our non-employee directors pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. The options have an exercise price equal to the fair market value of our common stock on the grant date. The options vested in four equal quarterly installments and will expire on the fifth anniversary of the date of grant. During 2005, we granted an aggregate of 50,000 options to purchase shares of common stock to our non-employee directors.
      Following a review of our director compensation practices, the compensation committee of the board of directors recommended that the board of directors replace annual grants of stock options to non-employee directors with annual grants of 5,000 shares of restricted stock. On December 1, 2005, upon the recommendation of the compensation committee, the board approved this amendment to director compensation. On January 2 of each year, beginning on January 2, 2006, we will grant 5,000 shares of restricted common stock to each of our non-employee directors. The shares of restricted stock will vest and all restrictions on transfer will lapse on the earlier of the first anniversary of the date of grant or a change in control. All other components of non-employee director compensation remained unchanged.

Report of the Audit Committee
      During 2005, management again completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. After the evaluation was complete, management met with the audit committee and reviewed the effectiveness of our internal control over financial reporting. The audit committee also reviewed the report of management contained in the Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2005 and the Report of Independent Registered Public Accounting Firm of Deloitte & Touche LLP included in the Annual Report on Form 10-K related to Deloitte & Touche LLP’s audit of (i) our consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee I-Flow Corporation’s efforts related to its internal control over financial reporting and management’s evaluation of the same.
      In addition, the audit committee of the board of directors has reviewed and discussed the audited financial statements with management and has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel S. Kanter, Chairman
Jack H. Halperin, Esq.
John H. Abeles, M.D.
Report of the Compensation Committee
      This report is being included pursuant to the Securities and Exchange Commission rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses our compensation policies for fiscal year 2005 as they pertained to our Chief Executive Officer and our other named executive officers in this proxy statement.
      To assist the compensation committee in its analysis of 2005 executive pay, the compensation committee engaged an independent compensation consultant to review and assess I-Flow’s compensation program and practices. The compensation consultant also provided the compensation committee with information regarding industry compensation practices and developments and comparative data necessary to evaluate executive compensation.
      Compensation Philosophy. Our executive compensation program is designed to provide competitive levels of base compensation in order to attract, retain and motivate high quality employees, to tie individual total compensation to individual performance and our success and to align the interests of our executive officers with those of our stockholders. In 2005, our executive compensation program primarily consisted of base salary plus the opportunity for performance-based annual cash bonuses and stock-based awards.
      Executive Compensation Components. The compensation committee attempts to set base salary for our executive officers at levels that are competitive with compensation paid to top executives of similarly situated companies, and not significantly below cash compensation available to our key executives through alternative employment. In addition, in order to efficiently utilize our cash resources, a significant portion of the rewards for individual performance and our success has generally taken the form of stock-based awards. In accordance with our compensation philosophy that total compensation should be closely tied to our performance, a large part of each executive officer’s potential total compensation is dependent upon our performance as measured through our performance-based compensation program as described below.

Corporate Officer Incentive Plan
      We have a short-term Corporate Officer Incentive Plan (the “COIP”) in which our executive officers participate. The COIP is annually reviewed and approved early in the fiscal year by the compensation committee and the board of directors (with the executives on the board not voting). The COIP focuses participants (those individuals holding the offices of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) on achieving key financial and strategic objectives that are expected to lead to the creation of value for our stockholders and to provide participants the opportunity to earn cash bonuses and stock-based awards commensurate with their performance. The COIP establishes predetermined performance goals and target awards on an annual basis. Actual performance compared to these goals determines the percentage used to calculate the bonus pool for cash bonuses and stock-based awards, if any, at the end of the year.
      In determining the allocation of awards under the COIP from the bonus pool to individual executive officers, the compensation committee focuses on the contributions made by each executive officer to our performance. The compensation committee believes that such a retrospective analysis is most appropriate and practicable for an enterprise like ours, which experiences numerous changes and operates in an uncertain environment and without the same types of standard measures of performance that are available to more seasoned companies.
      Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer participated in the 2005 COIP, the material terms of which were filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004. After the completion of fiscal year 2005, the compensation committee reviewed our and the executive officers’ performance in light of the predetermined goals set forth in the 2005 COIP. The independent directors on the board determined that the overall goal achievement percentage under the 2005 COIP, as determined by the weighted average percentage of achievement of each performance target, was 125% for 2005. Under the 2005 COIP, a performance level of 120% or more was required to qualify for the maximum award. Therefore, the maximum award was earned under the 2005 COIP. The individual cash bonuses and stock-based awards are set forth in our Current Report on Form 8-K filed on March 1, 2006.
      In February 2006, the independent directors on the board of directors unanimously approved, on the recommendation of the compensation committee, the 2006 COIP. As with the 2005 COIP, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company are eligible for awards under the 2006 COIP. The 2006 COIP identifies predetermined performance goals and target awards. Subject to achievement of the goals and objectives, the participants can earn cash bonuses and stock-based awards. Equity awards, if any, will be made pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. After the completion of the end of fiscal year 2006, our and the executive officers’ performance will be reviewed in light of the predetermined goals set forth in the 2006 COIP. In determining the allocation of awards from the bonus pool to individual executive officers, the compensation committee will focus on the contributions made by each executive officer to our performance. A summary of the terms of the 2006 COIP is attached as an exhibit to our Current Report on Form 8-K filed on March 1, 2006.

I-Flow Corporation 2001 Equity Incentive Plan
      The compensation committee also administers the I-Flow Corporation 2001 Equity Incentive Plan, pursuant to which we may grant various stock-based awards, which is intended to compensate our personnel and to align the interests of the recipients with those of our stockholders. Because we desire to conserve cash, the compensation committee has used stock options and restricted stock to reward executives for individual performance and our success and to provide incentives for pursuit of our goals. The compensation committee believes that these grants serve two purposes. First, they help to make up for any discrepancy between the cash compensation we pay and salaries and bonuses available from other employers that could compete for the services of our executives. Second, the option and restricted stock grants are intended to give each executive officer a meaningful stake in our long-term performance, with any ultimate realization of significant value from those options being commensurate with returns on investments in our stock.
      Chief Executive Officer Compensation. We face significant challenges in the coming years and will rely heavily upon our Chief Executive Officer for leadership, strategic direction and operational effectiveness. Our long-term goals include increasing the awareness of our products, educating surgeons, hospitals and patients as to the clinical and financial benefits of our products, achieving the adoption of our products as a standard of care for the treatment of post-surgical pain, and significantly growing revenues and shareholder value. Our Chief Executive Officer will have ultimate responsibility for these goals as part of maximizing stockholders’ returns on their investments, and the compensation committee believes that our stockholders are best served if our Chief Executive Officer has significant incentives to meet these expectations.
      Increase of Exercise Prices of Options. In 2005, the United States Internal Revenue Service issued proposed regulations interpreting the deferred compensation rules under Section 409A of the Internal Revenue Code. Section 409A imposes a number of requirements that deferred compensation arrangements must satisfy in order to avoid current taxation of participants and a possible 20% “additional tax” and interest charge. Upon the announcement of the Section 409A rules, we undertook a review of the compensation practices that could be implicated by Section 409A. After completing our review, the board of directors approved amendments to increase the exercise price of all unexercised out-of-the-money stock options, including those held by our officers and directors, that: (i) were originally issued to option holders with an exercise price that was 15% below the fair market value of the common stock at the time of grant; and (ii) were not vested as of December 31, 2004. Effective as of November 9, 2005, the exercise price of each outstanding out-of-the-money stock option was increased to the fair market value of our common stock on the original date of grant.
      The board of directors also approved amendments to increase the exercise price of all unexercised in-the-money stock options (after giving effect to the increase in exercise price), including those held by our officers and directors, that: (i) were originally issued to option holders with an exercise price that was 15% below the fair market value of the common stock at the time of grant; (ii) were not vested as of December 31, 2004; and (iii) remain unexercised as of December 31, 2005. Effective as of January 1, 2006, the exercise price of each outstanding in-the-money stock option was increased to the fair market value of our common stock on the original date of grant.
      In connection with increasing the exercise price of the options described above, option holders were compensated for the increased exercise price of their outstanding options. With respect to stock options affected by the increase in the exercise price, we granted shares of our common stock to each option holder such that the value of shares granted to the option holder (based on the closing price of our common stock on November 9, 2005) equals the value of the lost discount in exercise price, net of shares withheld to pay withholding taxes.

COMPENSATION COMMITTEE

Henry T. Tai, Ph.D., M.D., Chairman
Erik H. Loudon
Jack H. Halperin, Esq.

Compensation Committee Interlocks and Insider Participation
      There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current employee.
Indebtedness of Management
      In June 2001, we loaned Mr. Earhart $150,000 for personal use. The unsecured promissory note, which has not been amended at any time, bears interest at 5.58% per annum and is required to be repaid in full by June 2011. Payments are made by Mr. Earhart through bi-weekly payroll deductions. As of March 31, 2006, the outstanding amount of the note was approximately $89,000.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
      The following table sets forth the compensation paid for the last three fiscal years to our Chief Executive Officer and all other executive officers other than our Chief Executive Officer who were serving as our executive officers at the end of the fiscal year ended December 31, 2005 and whose total annual salary and bonus for that fiscal year exceeded $100,000 (collectively, the “named executive officers”).

				Long-Term Compensation Awards

		Annual Compensation			Securities
				Restricted	Underlying		Other Stock	All Other
		Salary	Bonus	Stock Awards	Options		Awards	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	(#)(4)		($)(5)	($)(6)

Donald M. Earhart(7)	2005	$482,365	$200,000	$3,616,249	389,500	(8)	$484,289	$38,353
Chairman, President and	2004	395,347	293,400	—	139,500		—	30,855
Chief Executive Officer	2003	355,626	300,000	—	284,723		—	33,132
James J. Dal Porto(7)	2005	284,659	366,667	2,177,497	180,000	(8)	229,045	19,666
Executive Vice President,	2004	235,193	200,000	—	80,000		—	17,155
Chief Operating Officer	2003	231,570	255,000	—	106,250		—	17,008
and Secretary
James R. Talevich(7)	2005	208,514	183,333	1,088,749	100,000	(8)	129,121	6,736
Treasurer and	2004	162,619	100,000	—	50,000		—	5,935
Chief Financial Officer	2003	156,287	60,000	—	56,076		—	5,458

(1)	Amounts shown include any amounts paid for unused paid vacations.

(2)	Cash bonuses shown for each year represent amounts earned for such year but paid in the subsequent year.

(3)	The amounts shown in this column represent the dollar value of restricted stock (based on a closing price on the date of grant of our common stock of $13.85 per share) issued to the named executive officers on February 23, 2006 pursuant to the 2005 COIP. The restricted stock award to Mr. Earhart of 261,101 shares, to Mr. Dal Porto of 157,220 shares and to Mr. Talevich of 78,610 shares were each made pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. As further described below, the shares of restricted stock are subject to vesting periods varying from three to five years. All or a portion of the unvested shares are subject to repurchase in a number of circumstances including voluntary termination of employment, termination for cause and death. The actual value of the shares at the time of vesting may be greater or less than the amounts shown in the table due to fluctuations of our stock price.

Grants In Lieu of Cash Bonuses. Included in the restricted stock awards are shares of restricted stock that were issued to Messrs. Earhart, Dal Porto and Talevich in lieu of a portion of the cash bonuses payable to each under the 2005 COIP. The board of directors determined to issue Messrs. Earhart, Dal Porto and Talevich 36,101, 7,220 and 3,610 shares of restricted stock, respectively, in lieu of cash bonuses of $500,000, $100,000 and $50,000, respectively. These shares of restricted stock are subject to the three-year vesting schedule described below, with 25%, 25% and 50% of such shares vesting on the first, second and third anniversaries of the grant date, respectively.

Vesting. For Messrs. Earhart, Dal Porto and Talevich: (i) 100,000, 66,667 and 33,333 shares, respectively, are subject to a five-year vesting schedule under which 20% of the shares vest on each anniversary of the grant date until the fifth anniversary of the grant date; (ii) 86,101, 40,553 and 20,277 shares, respectively, are subject to a three-year vesting schedule under which 25% of the shares vest on the first anniversary of the grant date, 25% of the shares vest on the second anniversary of the grant date, and 50% of the shares vest on the third anniversary of the grant date; and (iii) 75,000, 50,000 and 25,000 shares, respectively, are subject to a three-year vesting schedule under which 50% of the shares vest on the second anniversary of the grant date and 50% of the shares vest on the third anniversary of the grant date. In the event of a change in control (as defined in the plan), all restricted stock granted to Messrs. Earhart, Dal Porto and Talevich will immediately vest and all restrictions with respect thereto will immediately lapse.

Summary. The table below sets forth the number of shares of restricted stock that vest on each anniversary date and the value of such shares assuming that the price of our stock on the vesting date equals the price of our stock on the grant date.

	Anniversary of Grant Date

Name	First(*)	Second(*)	Third(*)	Fourth(*)	Fifth(*)

D. Earhart	41,525/	79,025/	100,551/	20,000/	20,000/
	$575,121	$1,094,496	$1,392,632	$277,000	$277,000
J. Dal Porto	23,471/	48,471/	58,610/	13,333/	13,335/
	$325,073	$671,323	$811,749	$184,662	$184,690
J. Talevich	11,736/	24,236/	29,306/	6,667/	6,665/
	$162,544	$335,669	$405,888	$92,338	$92,310

(*)	Represents (the number of shares that vest on the anniversary of the grant date)/ (the fair market value of the shares as of the date they were granted).

(4)	Unless stated otherwise, the option awards shown for each year were earned in that year and granted in the subsequent year. The 2003 option awards to Mr. Earhart, Mr. Dal Porto and Mr. Talevich included options to purchase 34,723, 6,250 and 6,076 shares, respectively, in lieu of a portion of each recipient’s cash bonus. The corresponding cash bonus amounts of $400,000, $72,000 and $70,000, respectively, will be paid by us only upon the exercise of the related stock options.

(5)	The stock awards shown were made to compensate option holders for increases in the exercise prices of outstanding options to comply with of Section 409A of the Internal Revenue Code. On November 15, 2005, the board of directors granted 39,892, 18,867 and 10,636 shares of stock to Messrs. Earhart, Dal Porto and Talevich, respectively, and the values of these shares reflected in the table are based upon the Nasdaq last sale price on the grant date of $12.14 per share. On January 1, 2006, the board of directors issued 1,065, 710 and 178 shares of stock to Messrs. Earhart, Dal Parto and Talevich, respectively. The value of these shares on the grant date will be reflected in the summary compensation table in our next annual proxy statement. For more information, please refer to the compensation committee report beginning on page 9 and the 10-year option repricings chart on page 15.

(6)	The amounts shown for Mr. Earhart in 2005, 2004 and 2003 represent our matching contributions to the I-Flow Corporation Retirement Savings Plan of $5,438, $2,925 and $3,943, respectively, and term life insurance premiums paid of $32,915, $27,930, and $29,189, respectively. The amounts shown for Mr. Dal Porto in 2005, 2004 and 2003 represent our matching contributions to the I-Flow Corporation Retirement Savings Plan of $4,101, $3,030 and $2,523, respectively, and term life insurance premiums paid of $15,565, $14,125 and $14,485, respectively. The amounts shown for Mr. Talevich in 2005, 2004 and 2003 represent our matching contributions to the I-Flow Corporation Retirement Savings

Plan of $2,842, $2,290 and $2,270, respectively, and term life insurance premiums paid of $3,894, $3,645 and $3,188, respectively.

(7)	The terms and conditions of employment of Mr. Earhart, Mr. Dal Porto and Mr. Talevich are contained in employment agreements they have with us which are described under the caption “Employment and Change in Control Agreements” beginning on page 15.

(8)	The options listed in this column are not new grants of options. They are being disclosed pursuant to Item 402(b)(2)(iv) of Regulation S-K and represent the number of previously issued options that were affected by the increase in exercise prices in 2005 in connection with our review of our compensation practices implicated by Section 409A of the Internal Revenue Code. In addition to the options disclosed in the table above, the exercise prices of 60,000, 40,000 and 10,000 options held by Messrs. Earhart, Dal Porto and Talevich, respectively, were increased in 2006. These options will be included in the summary compensation table in our next annual proxy statement. For more information, please refer to the compensation committee report beginning on page 9 and the 10-year option repricings chart on page 15.

Option Grants In Last Fiscal Year
      The following table sets forth information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 2005. These stock options were granted in 2005 based on the recipient’s performance in fiscal year 2004.

	Individual Grants

	Number of	Percent of			Potential Realizable Value
	Securities	Total Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Price Appreciation
	Options	Employees in	Exercise		for Option Term(4)
	Granted	Fiscal Year	Price	Expiration
Name	(#)(1)	(%)	($/share)(2)	Date(3)	5%($)	10%($)

Donald M. Earhart	139,500	10.6%	$17.58	01/03/10	$677,556	$1,497,221
James J. Dal Porto	80,000	6.1%	17.58	01/03/10	388,562	858,621
James R. Talevich	50,000	3.8%	17.58	01/03/10	242,851	536,638

(1)	All options were granted under the I-Flow Corporation 2001 Equity Incentive Plan. The plan is administered by the compensation committee of the board of directors which has broad discretion and authority to construe and interpret the plan and to modify outstanding options. All granted options fully vested and became exercisable on November 9, 2005 upon our board of directors’ approval to accelerate the vesting of all previously granted out-of-the-money stock options, which included all stock options with an exercise price greater than $11.91.

(2)	These options were originally granted on January 3, 2005 with an exercise price of $14.94 per share. The exercise price was increased to $17.58 per share on November 9, 2005. The exercise price and tax withholding obligations related to the exercise may be paid by delivery of already owned shares or offset by the underlying shares, subject to certain conditions.

(3)	All of the options are exercisable for a term of five years, subject to earlier termination upon certain events related to termination of employment or if we experience a change in control.

(4)	The potential realizable values listed are based upon an assumption that the market price of our common stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Securities and Exchange Commission and do not represent our estimate of the future market value of the common stock. Actual gains, if any, are dependent upon the future market price of our common stock.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
      The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise during the fiscal year ended December 31, 2005 by the named executive officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2005, and the aggregate gains that would have been realized had these options been exercised on that date, even though the exercisable options were not exercised and the unexercisable options could not have been exercised.

			Number of Securities
			Underlying Unexercised		Value of the Unexercised
	Shares		Options at Fiscal Year		In-the-Money Options at Fiscal
	Acquired		End(#)		Year End($)(1)
	on Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald M. Earhart	—	$—	1,421,307	53,371	$12,871,479	$425,765
James J. Dal Porto	94,619	1,220,603	276,144	24,276	1,247,538	248,403
James R. Talevich	15,210	202,525	110,582	9,078	161,548	71,433

(1)	Value of unexercised in-the-money options is based upon the Nasdaq last sale price on December 30, 2005 of $14.62 per share.
10-Year Option Repricings

						Length of
		Number of				Original
		Securities				Option Term
		Underlying	Market Price of	Exercise Price	New	Remaining at
		Options	Stock at Time of	at Time of	Exercise	Date of
Name	Date	Repriced(#)	Repricing($)(1)	Repricing($)	Price($)	Repricing

Donald M. Earhart	01/01/06	60,000	$14.62	$2.47	$2.91	12 months
Chairman, President and	11/09/05	250,000	11.91	11.52	13.55	38 months
Chief Executive Officer	11/09/05	139,500	11.91	14.94	17.58	50 months
James J. Dal Porto	01/01/06	40,000	14.62	2.47	2.91	12 months
Executive Vice President,	11/09/05	100,000	11.91	11.52	13.55	38 months
Chief Operating Officer	11/09/05	80,000	11.91	14.94	17.58	50 months
and Secretary
James R. Talevich	01/01/06	10,000	14.62	2.47	2.91	12 months
Chief Financial Officer	11/09/05	50,000	11.91	11.52	13.55	38 months
and Treasurer	11/09/05	50,000	11.91	14.94	17.58	50 months

(1)	Market price of stock that was repriced on January 1, 2006 is based upon the Nasdaq last sale price on December 30, 2005 of $14.62 per share.
Employment and Change in Control Agreements

Employment Agreements
      Donald M. Earhart. Mr. Earhart joined us as President and Chief Operating Officer in June 1990 and has been our Chief Executive Officer since July 1990. Upon the commencement of his employment, we entered into a written employment agreement with Mr. Earhart, which agreement was subsequently amended in June 2001. The employment agreement, as amended, is automatically renewed annually unless he is terminated for good and valid cause by the board of directors. Pursuant to the amended employment agreement, Mr. Earhart receives a minimum base salary, which is subject to adjustment upward by the board of directors and which may not be reduced once it is increased, plus a bonus to be determined annually by the board of directors based upon attainment of goals set by the board. Mr. Earhart also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Earhart with a life insurance policy providing coverage equal to at least two times his annual base salary.

      Mr. Earhart’s employment agreement also provides for a severance payment if he is terminated without cause or if he resigns because his job location is transferred without his consent. The severance payment includes a cash payment equal to three times the sum of (i) his annual salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the previous three full fiscal years. In addition, he is entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, together with any and all deferred and unpaid bonus amounts earned by Mr. Earhart prior to his termination. Lastly, all of Mr. Earhart’s outstanding and unvested options will immediately become fully vested and exercisable and all of his outstanding options will remain exercisable for the remainder of their term, and he is entitled to receive three years of continued participation in our group medical insurance programs unless he obtains coverage through another employer. Mr. Earhart’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below. On December 1, 2004, the compensation committee of the board of directors authorized an increase in Mr. Earhart’s annual base salary from $384,199 to $434,199.
      On February 23, 2006, in connection with our efforts to comply with Section 409A of the Internal Revenue Code, the board of directors approved amendments to Mr. Earhart’s employment and change in control agreements. Because Section 409A may subject compensation or benefits paid in connection with an employee’s termination of employment to additional taxes, the amendments to the employment and change in control agreements provide that if, at the time of Mr. Earhart’s termination of employment, he is a “specified employee” (as defined in Section 409A), and one or more of the payments or benefits received or to be received by him pursuant to his employment agreement would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. In addition, the amendments provide that, in the event of a change in control (as defined in the employment and change in control agreements), all forms of unvested, restricted and outstanding equity-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable.
      James J. Dal Porto. Mr. Dal Porto joined us in October 1989 and has been our Executive Vice President and Chief Operating Officer since February 1994. In June 2001, Mr. Dal Porto entered into an amended and restated employment agreement. The employment agreement provides for an initial base salary, which would be subject to adjustment upward by the board of directors, plus a bonus to be determined in accordance with the terms of each year’s management bonus program as reasonably determined by the board of directors. Mr. Dal Porto also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Dal Porto with a life insurance policy providing coverage equal to at least two times his annual base salary. Mr. Dal Porto’s employment agreement also provides that he is entitled to a severance payment if he is terminated without cause or if he resigns his employment because his job location is transferred without his prior consent. The severance payment is a cash payment equal to two times the sum of (i) his annual salary plus (ii) an amount equal to the average annual bonus earned by Mr. Dal Porto in the previous three full fiscal years. He is also entitled to receive any bonus, or relevant portion thereof, earned for the fiscal year in which he is terminated. Upon a qualifying termination, Mr. Dal Porto’s unvested and outstanding stock options immediately become fully vested and exercisable for their remaining term. He is entitled to receive two years of continued participation in our group medical insurance programs, unless he obtains coverage through another employer. Mr. Dal Porto’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below. On December 1, 2004, the compensation committee of the board of directors authorized an increase in Mr. Dal Porto’s annual base salary from $224,116 to $274,116.
      On February 23, 2006, the board of directors also approved amendments to Mr. Dal Porto’s employment and change in control agreements. The amendments to the employment and change in control agreements are substantially similar to those approved for Mr. Earhart and provide that if, at the time of

Mr. Dal Porto’s termination of employment, he is a specified employee, and one or more of the payments or benefits received or to be received by him would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. In addition, the amendments provide that, in the event of a change in control, all forms of unvested, restricted and outstanding stock-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable.
      James R. Talevich. Mr. Talevich joined us in August 2000 as our Chief Financial Officer. Mr. Talevich entered into a written employment agreement that provides that he is entitled to a severance payment if he is terminated without cause, or if he resigns after being asked to accept a significant change in job responsibility that is clearly a demotion, to relocate in order to remain employed or to accept a reduction in salary or benefits. The amount of his severance payment is equal to one-half of his base annual salary plus immediate vesting of all stock options granted up to the time of termination of his employment, with the exercise period for such options being no less than one year from the date of his termination. Amounts payable to Mr. Talevich upon a change in control are generally governed by his change in control agreement, which is discussed below. On May 26, 2005, the compensation committee of the board of directors authorized an increase in Mr. Talevich’s annual base salary from $187,068 to $225,000.
      On February 23, 2006, the board of directors of also approved amendments to Mr. Talevich’s employment and change in control agreements. The amendments to the employment and change in control agreements are substantially similar to those approved for Mr. Earhart and Mr. Dal Porto and provide that if, at the time of Mr. Talevich’s termination of employment, he is a specified employee, and one or more of the payments or benefits received or to be received by him would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. In addition, the amendments provide that, in the event of a change in control, all forms of unvested, restricted and outstanding stock-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable.

Change In Control Agreements
      Donald M. Earhart. In June 2001, Mr. Earhart entered into a change in control agreement that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. The severance benefits are payable if his employment with us is terminated within 90 days prior to or three years following a change of control, unless Mr. Earhart is terminated for cause or the termination is the result of Mr. Earhart’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, compensation, authority or location of workplace) or his death or disability.
      Mr. Earhart’s severance benefits generally consist of a lump sum cash payment equal to three times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for three years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Earhart’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Earhart shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Earhart under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control; provided, however, that if Mr. Earhart is terminated within 90 days prior to or three years after a change in control as a result of a disability, then Mr. Earhart’s benefits will be governed by his employment agreement. In addition, as described further above, Mr. Earhart’s change in control agreement was amended on February 23, 2006 to, among other matters, comply with Section 409A of the Internal Revenue Code.
      James J. Dal Porto. In June 2001, Mr. Dal Porto entered into a change in control agreement with us that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. The severance benefits are payable if his employment with us is terminated within 90 days prior to or two and one-half years following a change of control, unless Mr. Dal Porto is terminated for cause or the termination is the result of Mr. Dal Porto’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, compensation, authority or location of workplace) or his death or disability.
      Mr. Dal Porto’s severance benefits generally consist of a lump sum cash payment equal to two and one-half times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two and one-half years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Dal Porto’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Dal Porto shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Dal Porto under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control; provided, however, that if Mr. Dal Porto is terminated within 90 days prior to or two and one-half years after a change in control as a result of a disability, then Mr. Dal Porto’s benefits will be governed by his employment agreement. In addition, as described further above, Mr. Dal Porto’s change in control agreement was amended on February 23, 2006 to, among other matters, comply with Section 409A of the Internal Revenue Code.
      James R. Talevich. In June 2001, Mr. Talevich entered into a change in control agreement with us that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. The severance benefits are payable if his employment with us is terminated within 90 days prior to or two years following a change of control, unless Mr. Talevich is terminated for cause or the termination is the result of Mr. Talevich’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, compensation, authority or location of workplace) or his death or disability.
      Mr. Talevich’s severance benefits generally consist of a lump sum cash payment equal to two times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Talevich’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Talevich shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Talevich under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control. In addition, as described further above, Mr. Talevich’s change in control agreement was amended on February 23, 2006 to, among other matters, comply with Section 409A of the Internal Revenue Code.

STOCK PERFORMANCE GRAPH
      The following graph compares the cumulative total stockholder return on our common stock for the five years ended December 31, 2005 with the Nasdaq Stock Market Composite Index and the Surgical and Medical Instruments and Apparatus Industry Index (SIC Code 3841). The graph assumes that $100 was invested on December 31, 2000 in our common stock and each index and that all dividends were reinvested. No cash dividends have been declared on our common stock. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

I-Flow Corporation	100.00	196.67	104.00	928.00	1,215.33	974.67

Industry Index	100.00	109.90	88.90	131.52	154.09	169.17

Nasdaq Market Index	100.00	78.86	54.26	81.85	89.06	91.08

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
      The table below sets forth information regarding the beneficial ownership of our outstanding common stock as of April 4, 2006 by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Shares of		Percentage of Shares
	Common Stock		of Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Beneficially Owned(3)

Gilder, Gagnon, Howe & Co. LLC	1,689,159	(4)	7.3%
1775 Broadway, 26th Floor New York, NY 10019
RS Investment Management Co. LLC	1,471,645	(5)	6.3
388 Market Street, Suite 1700 San Francisco, CA 94111
Donald M. Earhart	2,062,922	(6)	8.3
John H. Abeles, M.D.	360,000	(7)	1.5
James J. Dal Porto	580,724	(8)	2.5
Jack H. Halperin	33,000	(9)	*
Joel S. Kanter	141,000	(10)	*
Erik H. Loudon	45,000	(11)	*
Henry T. Tai, Ph.D.,M.D.	288,440	(12)	1.2
James R. Talevich	222,441	(13)	1.0
All directors and executive officers as a group (8 persons)	3,733,527	(14)	14.8

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630.

(2)	The table includes the number of shares underlying options that are exercisable within 60 days after April 4, 2006 and all restricted stock granted prior to April 4, 2006, without regard to restrictions. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provide to us by such beneficial owners.

(3)	Percentage of ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. As of April 4, 2006, there were 23,291,251 shares of our common stock outstanding.

(4)	Based upon the information contained in the Form 13G filed with the Securities Exchange Commission on February 14, 2006.

(5)	Based upon the information contained in the Form 13G filed with the Securities Exchange Commission on February 10, 2006 by RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht. According to the filing, RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. and George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P.

(6)	Includes (i) 583,852 shares of common stock held of record by Mr. Earhart, (ii) 33,473 shares of common stock held of record by Mr. Earhart’s spouse, and (iii) 1,445,597 shares of common stock issuable upon the exercise of stock options held by Mr. Earhart which are exercisable within 60 days.

(7)	Includes (i) 340,000 shares of common stock held of record by Northlea Partners, Ltd., a limited partnership, of which Dr. Abeles is the general partner (as to which Dr. Abeles disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (ii) 20,000 shares of common stock issuable upon the exercise of stock options held by Northlea Partners, Ltd. which are exercisable within 60 days.

(8)	Includes (i) 294,059 shares of common stock held of record by Mr. Dal Porto and (ii) 286,665 shares of common stock issuable upon the exercise of stock options held by Mr. Dal Porto which are exercisable within 60 days.

(9)	Includes (i) 5,000 shares of common stock held of record by Mr. Halperin and (ii) 28,000 shares of common stock issuable upon the exercise of stock options held by Mr. Halperin which are exercisable within 60 days.

(10)	Includes (i) 25,000 shares of common stock held of record by Mr. Kanter, (ii) 75,000 shares of common stock held of record by Windy City, Inc., a Delaware corporation (“Windy City”), (iii) 1,000 shares of common stock held of record by Mr. Kanter’s spouse, and (iv) 40,000 shares of common stock issuable upon the exercise of options held by Mr. Kanter which are exercisable within 60 days. Mr. Kanter is the President of Windy City and a member of its board of directors. As a result, he has voting and dispositive power as to shares of our stock held by Windy City. Mr. Kanter disclaims any and all beneficial ownership of securities held by Windy City.

(11)	Includes (i) 8,000 shares of common stock held of record by Mr. Loudon and (ii) 37,000 shares of common stock issuable upon the exercise of stock options held by Mr. Loudon which are exercisable within 60 days.

(12)	Includes (i) 265,300 shares of common stock held of record by Dr. Tai, (ii) 640 shares of common stock held of record by Dr. Tai’s spouse, and (iii) 22,500 shares of common stock issuable upon the exercise of stock options held by Dr. Tai which are exercisable within 60 days.

(13)	Includes (i) 107,724 shares of common stock held of record by Mr. Talevich and (ii) 114,717 shares of common stock issuable upon the exercise of stock options held by Mr. Talevich which are exercisable within 60 days.

(14)	In addition to the shares and options beneficially owned by the officers, directors and the immediate family members of such officers and directors, this number includes (i) 75,000 shares of common stock beneficially owned by Windy City and (ii) 360,000 shares of common stock, including options exercisable within 60 days, beneficially owned by Northlea Partners, Ltd.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      To our knowledge, none of our employees or directors who are subject to Section 16 of the Exchange Act failed to file on a timely basis reports regarding our securities required by Section 16(a) of the Exchange Act during the year ended December 31, 2005.
ADDITIONAL INFORMATION
Other Matters of Business
      At the time of the preparation of this proxy statement, our board of directors had not been informed of any other matters that would be presented for action at the annual meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

Stockholder Proposals

2006 Annual Meeting Proposals
      Our bylaws require that a stockholder give our corporate Secretary timely written notice of any proposal or nomination of a director. To be timely, such written notice must be received by our corporate Secretary not less than 60 days nor more than 90 days prior to a scheduled annual meeting of stockholders or, if less than 70 days notice or prior public disclosure of the date of the scheduled annual meeting of stockholders is given or made, such written notice must be received by our corporate Secretary not later than the close of business on the 10th day following the earlier of the date of the first public announcement of the date of such meeting or the date on which such notice of the scheduled meeting was mailed.
      Any notice to our corporate Secretary regarding a stockholder proposal must include, as to each matter the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on our books, of the stockholder proposing such business; the class and number of shares of our stock that are beneficially owned by the stockholder; and any material interest of the stockholder in such business.
      Any notice to our corporate Secretary regarding a nomination for the election of a director must include: the name and address of the stockholder who intends to make the nomination; the name and address of the person or persons to be nominated; the class and number of shares of our stock that are beneficially owned by the stockholder; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and the consent of each nominee to serve as a director if so elected.

2007 Annual Meeting Proposals
      Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders, including nominees for directors, must cause their proposals to be received in writing by our corporate Secretary at the address set forth on the first page of this proxy statement no later than December 11, 2006. Any proposal should be addressed to our corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws, as discussed above, and the rules and regulations promulgated by the Securities and Exchange Commission.
Incorporation by Reference
      The report of the audit committee, which appears on page 9, the report of the compensation committee, which begins on page 9, and the stock performance graph, which appears on page 19, shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.
Delivery of Documents to Stockholders Sharing the Same Address
      With regard to the delivery of annual reports and proxy statements, under certain circumstances, the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.
      We have not implemented householding rules with respect to our record holders. However, banks, brokers, and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from its broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his, her or its broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling the number listed below under the heading “Availability of Additional Information.” Stockholders residing at the same address who are currently receiving separate annual reports or proxy statements and wish to receive a single set of documents should also contact their brokers directly or call the number listed below under the heading “Availability of Additional Information.”
Availability of Additional Information
      Along with this proxy statement, we have provided each stockholder entitled to vote a copy of our 2005 Annual Report (which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2005). We will provide, without charge, a copy of our 2005 Annual Report and/or our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 upon the written or oral request of any stockholder or beneficial owner of its common stock. Written requests should be directed to the following address: Investor Relations, I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630. Telephonic requests should be directed to (949) 206-2700.

By order of the board of directors,

Donald M. Earhart
Chairman of the Board of Directors
President and Chief Executive Officer

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I-FLOW CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Donald M. Earhart and James J. Dal Porto, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of I-Flow Corporation held of record by the undersigned on April 4, 2006 at the Annual Meeting of Stockholders to be held on Thursday, May 25, 2006, and any adjournment or postponement thereof, as indicated below with like effect as if the undersigned were personally present and voting upon the following matters.
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF
I-FLOW CORPORATION
May 25, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE- Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two Class I directors named below to serve until the annual meeting						FOR	AGAINST	ABSTAIN
	of stockholders to be held in the year 2009 and until their successors have been duly elected and qualified.				2.	Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of I-Flow Corporation for the fiscal year ending December 31, 2006.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡	JAMES J. DAL PORTO
		¡	JACK H. HALPERIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the annual meeting or any adjournment thereof.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the above-named nominees and FOR proposal 2. This proxy confers discretionary authority with respect to matters not known or determined at the time of mailing the notice of annual meeting and the enclosed proxy statement.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith and directs that his or her votes be cast by the above named proxies in the manner directed herein. All other proxies heretofore given by the undersigned to vote shares of common stock of I-Flow Corporation are expressly revoked.

Please sign and return this proxy. The giving of this proxy will not affect your right to vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may submit a later dated revocation or amendment to this proxy to the corporate Secretary of the Company on any of the issues set forth above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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